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                                                                  Exhibit 10.17

                        COPY PROTECTION TECHNOLOGY AGREEMENT

    This Copy Protection Technology Agreement (this "Agreement") is made as of January ___, 1997 (the "Effective Date"), by and between MACROVISION CORPORATION, a California corporation ("Macrovision"), having its principal place of business at 1341 Orleans Drive, Sunnyvale, California 94089
[fax #: (408) 743-8610], and VICTOR COMPANY OF JAPAN, LIMITED, a Japanese corporation ("JVC"), having its principal place of business at 12, Moriya-cho 3-chome, Kanagawa-ku, Yokohama, Kanagawa 221, Japan
[fax # 011-81-45-450-1599].

                                   RECITALS

    A. Macrovision is the owner of all right, title and interest in and to certain anticopying technology which may be used to protect video material from unauthorized copying.

    B. JVC desires that Macrovision continue to make available its anticopy technology for licensing on a nondiscriminatory basis.

    C. Macrovision and JVC have entered into a Duplicator Agreement dated June 1, 1988, and a Technology Application Agreement dated November 29, 1988, pursuant to which JVC has manufactured and distributed Videocassettes (as defined below) which have been encoded with the Process (as defined below). JVC desires that it continue to have access to the Technology (as defined below) for such purposes, for purposes of DVD (as defined below) and DVC (as defined below) replication, and for purposes of manufacturing Digital Hardware (as defined below).

                                    AGREEMENT

    NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

    1.  DEFINITIONS

        (a) "DVC" means a digital video cassette or digital versatile cassette, or any similar digital media developed in the future, containing a prerecorded motion picture or other videographic material.

        (b) "DVD" means a digital video disk or digital versatile disk, or any similar digital media developed in the future, containing a prerecorded motion picture or other videographic material.

        (c) "DIGITAL HARDWARE" means integrated receiver decoders or other video decoders used in connection with cable and satellite television systems and DVD and DVC players, each of

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which incorporates an integrated circuit which contains an apparatus for implementing the Process on Pay-Per-View Transmissions (expressly excluding less-than-real-time transmissions (i.e., the transmission of videographic materials in a fraction of the time required for normal speed exhibition of such materials to a recording device for subsequent playback at normal speed), because Macrovision has an exclusive agreement with Emc3 International Inc. for such use) or the analog playback of a DVD or DVC (expressly excluding DVDs and DVCs containing conditional access encryption (i.e., codes permitting each playback of the DVD or DVC to be separately authorized), because Macrovision expects to enter into an exclusive agreement with Zoom Television Incorporated for such use).

        (d)  "PATENTS" means U.S. Patent Nos. 4,631,603, 4,577,216,
4,819,098, 4,907,093 and 5,583,936, and foreign counterpart patents disclosing and claiming the same inventions as recited in the U.S. patents enumerated above, together with future derivatives and extensions of all such U.S. and foreign patents, and any other patents pertaining to the modification of a video signal by means of the Process (but not pertaining to the elimination or defeat of the effects of the modified video signal).

        (e) "PAY-PER-VIEW TRANSMISSION" means transmission of a video program to video consumers for reception in the form of an electromagnetic wave, electrical signal or optical wave, whether by means of cable or satellite transmission or otherwise, for which the recipient video consumer pays an additional or separate fee to receive transmission of the specific program.

        (f) "PROCESS" means Macrovision's process of modifying a video signal by (a) the addition of a plurality of unipolar pulses and bipolar pulse pairs in and around the vertical blanking interval ("AGC Pulse") and
(b) by pseudorandomly phase modulating the color bursts ("Colorstripe-TM-"), as specified in the Specifications of the Macrovision Antitaping Process for Digital Platforms, Revision 7.01 dated September 6, 1996, a copy of which has been provided to JVC (the "Specifications").

        (g) "TECHNOLOGY" means the proprietary Macrovision technology based upon the Patents that is reasonably necessary for application of the Process to Videocassettes, DVDs, DVCs, and Pay-Per-View Transmissions, or for application of the Process to a video signal by means of Digital Hardware, including but not limited to the technology specified in the Specifications, and any such technology enhanced by Macrovision in the future.

        (h) "VIDEOCASSETTE" means a video cassette containing a prerecorded motion picture or other videographic material.

     2.  NONDISCRIMINATORY AVAILABILITY

        (A) NONDISCRIMINATORY AVAILABILITY OF TECHNOLOGY. Macrovision agrees that it will continue to license the Technology, the Process and the Patents, on terms that are commercially reasonable to Macrovision, to financially qualified (i) cable and satellite television system operators and manufacturers of television set top decoders/receivers for their use in connection with Pay-Per-View Transmissions; (ii) Videocassette, DVD, DVC and Digital Hardware manufacturers; and (iii) motion picture studios and other content providers that hold the rights to motion pictures and other

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videographic materials that are displayed by means of Videocassette, DVD,
DVC, and/or Pay-Per-View Transmission. Such licensing shall be made on a nondiscriminatory basis as among similarly situated parties. Without limiting the generality of the foregoing, Macrovision also agrees that if it is acquired (as defined below) by a company other than JVC and/or any of its affiliates, Macrovision will not refuse to license, on the terms described in this Section 2(a), companies that are competitors of the acquiring company, if the effect of such a refusal would be to favor the product or technology approach of the acquiring company or its affiliates over alternative approaches of other companies. For purposes of this agreement, "licensing" includes entering into agreements not to assert infringement of the Patents. For purposes of this Agreement, "acquired" means the acquisition of ownership of, or the exclusive rights to, a majority of the U.S. patents specifically listed in the definition of "Patents"; the acquisition of all or substantially all of the assets of Macrovision pertaining to its video copy protection business; the acquisition of voting securities of Macrovision having a majority of the voting power attributable to all outstanding securities entitled to vote in the election of directors to Macrovision's Board of Directors; or any merger or consolidation involving Macrovision after which the shareholders of Macrovision immediately before the transaction own voting securities of the surviving or successor corporation having less than a majority of the voting power attributable to all outstanding securities entitled to vote in the election of directors of such corporation.

        (b) NO OBLIGATION TO LICENSE TO CERTAIN PARTIES. Notwithstanding the provisions of Section 2(a) above, Macrovision shall have no obligation to license or to continue to license the Technology, the Process or the Patents to any party that is materially breaching or has materially breached any agreement with Macrovision or that is infringing or has infringed or is or has been alleged to have infringed any Macrovision patent or any other intellectual property right of Macrovision, provided that Macrovision has given such party written notice of the breach or infringement, the other party has not cured such breach or infringement, and any applicable cure period has expired.

        (c) NO REQUIREMENT THAT TERMS BE THE SAME AMONG GROUPS OF QUALIFIED PERSONS OR WITHIN A PARTICULAR GROUP. Macrovision may offer different terms and conditions with respect to the use of the Technology, the Process and the Patents to different parties for legitimate business reasons, which business reasons may include, but are not limited to, the specific use of the Technology, the Process or the Patents; geographic region; volume of business; length of business relationship; time of commencement of business relationship; or presence or absence of other business relationships with the same party. The terms offered to any particular prospective licensee shall not be materially less favorable to the licensee, or materially more favorable to Macrovision or any successor, in the aggregate, than the terms agreed upon with similarly situated licensees.

        (d) LIMITED LICENSE WITH SUBLICENSING RIGHTS ONLY. Macrovision hereby grants to JVC a nonexclusive, nontransferable license only to grant sublicenses to other parties described in Section 2(a) above (and that are not described in Section 2(b) above) to use the Technology, the Process and the Patents solely for the purposes described in Section 2(a) above. JVC shall utilize such license only if Macrovision is acquired by a company other than JVC and/or any of its affiliates, only as and to the extent necessary to fulfill Macrovision's obligations under Section 2(a) above, and only if and so long as Macrovision breaches, and continues to breach its obligations thereunder; provided, however, that all sublicenses granted by JVC pursuant to this Agreement during any such

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period of breach shall continue in force in accordance with their terms. JVC shall grant any and all such sublicenses on such terms and conditions, including royalty and payment terms, as Macrovision shall have granted licenses to similarly situated parties most recently prior to the event or events constituting the breach of Macrovision's obligations, or, if the aggregate terms of such most recently granted licenses are then contained in less than ten percent (10%) of Macrovision's licenses with similarly situated parties and are materially less favorable to the licensees, or materially more favorable to Macrovision or any successor, than licenses granted prior to the commencement of discussions between Macrovision and the acquiring company regarding the acquisition, then on such terms and conditions as Macrovision shall have granted licenses to similarly situated parties most recently prior to the commencement of such discussions. JVC shall pay Macrovision ninety-five percent (95%) of any and all amounts collected from its sublicensees with respect to any such subleases granted by JVC. Prior to exercising any rights under this license, JVC shall give Macrovision written notice specifying the alleged breach of Macrovision's obligations under the penultimate sentence of Section 2(a) above and specifying reasonable and appropriate corrective measures that JVC proposes to cure such breach. JVC shall not exercise any rights under this license unless Macrovision fails to implement the corrective measures proposed by JVC (or subsequently agreed upon by JVC and Macrovision pursuant to the procedure described below) within sixty (60) days following receipt of such notice, or, if such measures are not capable of being implemented within sixty (60) days, Macrovision fails to commence implementation of such corrective measures within such sixty (60) day period, to proceed with such implementation in good faith, reasonably and expeditiously, thereafter, or to complete such implementation within ninety
(90) days following receipt of such notice (or such longer period as JVC may approve, with such approval not to be unreasonably withheld). After expiration of the time period set forth in the preceding sentence without Macrovision implementing the corrective measures, Macrovision promptly will take all such actions as JVC reasonably may request in order to permit JVC to fully exercise and enforce JVC's rights under the license set forth in this
Section 2(d). Macrovision may dispute either or both of the alleged breach and the proposed corrective measures by giving JVC written notice of such dispute within thirty (30) days following Macrovision's receipt of the notice from JVC. Following Macrovision's notice of any such dispute, Macrovision and JVC shall work together in good faith to agree upon what, if any, corrective measures are necessary for Macrovision to undertake to cure any alleged breach; provided, however, that any lack of agreement between JVC and Macrovision regarding such matters will not affect JVC's rights to grant sublicenses pursuant to this Section 2(d), if the conditions incident thereto have occurred, immediately following the expiration of the time period set forth in the third preceding sentence. JVC may exercise its rights under this
Section 2(d) without any obligation first to seek of obtain any court order or ruling. Without limiting the foregoing, if any dispute referred to above regarding an alleged breach or proposed corrective measures is not resolved within sixty (60) days following Macrovision's receipt of the initial notice from JVC, then JVC may seek specific performance of its right to exercise this license and/or Macrovision may seek an injunction against the unauthorized exercise of rights under this license, by filing an appropriate action in the Superior Court for Santa Clara County, California.

     3.  SPECIFIC AGREEMENTS

         (a) DUPLICATION, REPLICATION, TECHNOLOGY APPLICATION AND MANUFACTURING AGREEMENTS. Macrovision agrees that it will license the Technology, the Process and the Patents, on a nonexclusive basis, to JVC and/or one or more majority-owned (directly or indirectly) subsidiary

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corporations of JVC, on terms that are commercially reasonable to
Macrovision, for the application of the Process to Videocassettes, DVDs and DVCs manufactured by JVC and/or such a subsidiary corporation for distribution in Japan and/or in any other territory or territories in which Macrovision currently licenses the Technology, the Process and the Patents to third parties for such uses on a nonexclusive basis. Additionally, Macrovision agrees that it will license the Technology, the Process and the Patents, on a nonexclusive basis, to JVC and/or one or more majority-owned (directly or indirectly) subsidiary corporations of JVC, on terms that are commercially reasonable to Macrovision, for the manufacture of Digital Hardware in territories in which Macrovision holds patents relating to video copy protection in Digital Hardware. Such licenses shall be made on terms and conditions comparable (but not necessarily identical) to those generally provided by Macrovision to similarly situated parties; provided, however, that the terms offered to JVC and/or such a subsidiary corporation shall not be materially less favorable to the licensee, or materially more favorable to Macrovision or any successor, in the aggregate, than the terms agreed upon with similarly situated licensee.

          (b) NO OBLIGATION TO LICENSE IF JVC AND/OR ANY SUBSIDIARY CORPORATION BREACHES AGREEMENT. Notwithstanding the provisions of Section 3(a) above, so long as Macrovision is then not in material breach or default under this Agreement or any of the specific agreements described in Section 3(a) above, Macrovision shall have no obligation to license the Technology, the Process or the Patents to JVC and/or any subsidiary corporation if it or any of them fails to make any payment that may be required by, or otherwise materially breaches the provisions of, this Agreement or any of the specific agreements described in Section 3(a) above; provided that Macrovision asserted the breach in writing, the breach has not been cured, any time for cure permitted under the applicable agreement has expired, and Macrovision has lawfully terminated the applicable agreement.

          (c) NO OBLIGAITON TO PROVIDE IF NOT PROVIDING TO SIMILARLY SITUATED PARTIES. Notwithstanding the provisions of Section 3(a) above, Macrovision shall have no obligation to license the Technology, the Process or the Patents to JVC and/or any subsidiary corporation if Macrovision is not licensing the Technology, the Process or the Patents to similarly situated parties for similar purposes; provided that, in the event that Macrovision is acquired (as defined in Section 2(a) above) by any company other than JVC and/or any of its affiliates, this provision shall apply only if Macrovision was not licensing the Technology, the Process or the Patents to similarly situated parties immediately prior to the commencement of discussions between Macrovision and the acquiring company regarding the acquisition.

     4.  PROPRIETARY RIGHTS

          JVC acknowledges that Macrovision claims the Process, the Patents and the Technology are the proprietary property of Macrovision, and JVC agrees that, except as expressly provided in Section 2(d) above, JVC has no right to sublicense the Process, the Patents or the Technology to any party, and has only such limited rights as are expressly provided by Macrovision to JVC hereunder or in other agreements between the parties hereto.

     5.  TERM AND TERMINATION

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          This Agreement will commence on the Effective Date and will continue until expiration of the last of the Patents, unless earlier terminated as provided herein. Either party may terminate this Agreement upon the material breach hereof by the other party, if after written notice the other party fails to cure such breach with sixty (60) days.

     6.  CONFIDENTIAL INFORMATION

          (a) Macrovision and JVC (on behalf of themselves and their respective officers, employees and agents) will use all reasonable efforts to keep secret and confidential, and not to use or permit the use of for any purpose whatsoever, during the term of this Agreement and for a period of five (5) years thereafter, any and all written confidential information (including the terms of this Agreement) acquired from the other party, whether prior to or during the term of this Agreement, except as disclosure or use of such information is permitted by this Agreement or by a writing signed by the parties hereto. Without limiting the generality of the foregoing provision, the Specifications and other technical information provided by Macrovision regarding the Technology, the Process and the Patents is deemed confidential for the purpose of this Section 6. The parties will promptly confirm any oral disclosure of confidential information in writing, and the delivering party will cause all written materials and other documents containing confidential information designated by that party to be confidential to be plainly marked to indicate the secret and confidential nature thereof. The obligations imposed upon Macrovision by this Section 6 will not apply with respect to the disclosure of information in connection with the public offering of any stock or other securities of Macrovision. JVC may disclose Macrovision information the disclosure of which is restricted under this Section 6 to majority-owned subsidiaries of JVC and to any actual or prospective minority owners of such subsidiaries so long as such parties are bound by confidentiality obligations to Macrovision with respect to such information comparable to those set forth herein. The obligations imposed upon each party hereto by this Section 6 will not apply with respect to any information which (i) is or becomes published or otherwise is generally available to the public other than through the fault of the receiving party, or by the disclosing party; or (ii) is lawfully obtained from a third party without a duty of confidentiality; or (iii) is disclosed by the disclosing party to a third party without a duty of confidentiality, or (iv) is known to the receiving party prior to such disclosure and was not improperly obtained; or (v) is, at any time, developed by the receiving party independently of any such disclosure from the disclosing party.

          (b) SURVIVAL OF OBLIGATIONS. The obligations of the parties under this Section 6 will survive the termination of this Agreement and will remain in full force and effect regardless of the cause of termination.

     7.  EQUITABLE REMEDIES

          Each party acknowledges that if it breaches any provision of this Agreement, the other party will be irreparably harmed and will suffer significant injury which would be difficult to ascertain and which would not be compensable by damages alone. Accordingly, the parties agree that each party will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that such party may have for a breach of this Agreement, and without being required to post any bond or other security.

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 8.  DISCLAIMER OF WARRANTIES

     The Process, the Patents and the Technology are licensed under this Agreement by Macrovision to JVC "as is". Nothing in this Agreement shall be construed as a warranty or representation that JVC or any of its subsidiaries or sublicensees will be able to make, use, offer to sell, sell or import any Videocassette, DVD, DVC, or Digital Hardware without infringing the patent or other intellectual property rights of third parties. Macrovision and its successors shall have no obligation to license the Process, the Patents or the Technology to any person if Macrovision or any successor has received written notice of a claim that Macrovision or such successor is infringing upon a third party's patent or other proprietary rights and, in the reasonable, good faith judgment of Macrovision or such successor, Macrovision or such successor would likely be liable for substantial damages to such third party if it were to continue such licensing activity.

 9.  MISCELLANEOUS PROVISIONS

     (a) GOVERNING LAW. This Agreement will be governed by and interpreted in accordance with the laws of the State of California, without reference to its laws on the conflict of laws.

     (b) RIGHTS CUMULATIVE. Each and all of the various rights, powers and remedies of the parties will be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

     (c) NOTICES. All notices which either party is required or desires to send hereunder shall be in writing sent to the address specified in the first paragraph of this agreement (in the case of JVC to the attention of "Legal Department") and will be deemed to have been given, delivered and received:
(i) if sent by first-class, registered pre-paid mail, five (5) days after mailing; (ii) if sent by commercially receipted courier, upon actual delivery; or (iii) if sent by facsimile, upon receipt by the sender of acknowledgment of delivery from the recipient. Each party will promptly acknowledge by return facsimile transmission such party's receipt of each facsimile transmission received from the other party. Each party may designate a different address or facsimile number by providing notice in accordance with this Subsection.

     (d) SEVERABILITY. If any of the provisions of this Agreement are held to be void or unenforceable, such determination will not result in the nullity or unenforceability of the remaining portions of this Agreement. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent legally permissible, the economic, business and other purposes of the void or unenforceable provisions.

     (e) COUNTERPARTS. This Agreement may be executed in separate counterparts, and by facsimile, each of which will be deemed an original, and when executed, separately or together, will

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constitute a single original instrument, effective in the same manner as if the parties had executed one and the same instrument.

     (f) ENTIRE AGREEMENT. This Agreement is intended by the parties to be the final expression of their agreement and constitutes the entire agreement and understanding between the parties hereto and constitutes a complete and exclusive statement of the terms and conditions thereof, and supersedes all prior correspondence, conversations, negotiations, agreements or understandings relating to the same subject matter; provided, however, that this Agreement is not intended to amend, supersede, revoke or otherwise modify either of the agreements referred to in Recital C above or the Stock and Convertible Note Purchase Agreement dated May 24, 1991, between Macrovision and an affiliate of JVC.

     (g) AMENDMENTS. No change in, modification of, addition to, or waiver of the terms and conditions contained herein will be valid as between the parties unless set forth in a writing which is signed by authorized representatives of both parties and which specifically states that it constitutes an amendment to this Agreement.

     (h) WAIVER. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or be construed as, a further or continuing waiver of any other term, provision or condition of this Agreement.

     (i) ASSIGNMENT. JVC will not assign or delegate this Agreement or any rights or obligations hereunder to any party without Macrovision's prior written consent, and any attempt to do so without such consent shall be void. Macrovision may assign its rights and delegate its obligations under this Agreement to any party that acquires (as defined in Section 2(a) above) Macrovision, and upon such acquiring party's written acknowledgement, in form reasonably satisfactory to JVC, that the acquiring party has accepted all of Macrovision's obligations hereunder, Macrovision shall have no further responsibility hereunder.

     (j)  BINDING ON SUCCESSORS AND ASSIGNS. Subject to the restrictions of
Section 9(i), this Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the successors and permitted assigns of the parties hereto.

     (k) ATTORNEY'S FEES. In any dispute between the parties arising out of this Agreement, the prevailing party therein shall be entitled to have its attorney's fees, reasonable expenses and related litigation or arbitration costs (if any) paid by the other party.

     (l) CAPTIONS. Captions are provided in this Agreement for convenience only and they form no part of this Agreement and are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

     (m) DISCLAIMER OF AGENCY. Nothing contained in this Agreement is intended or will be construed so as to constitute the parties to this Agreement as partners or joint venturers or as agents of each other. Neither party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party in any contract, agreement or undertaking with any third party.

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     (n)  NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement shall be deemed or interpreted to create any third party beneficiaries, or confer any rights in any third parties.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the Effective Date.

MACROVISION CORPORATION                VICTOR COMPANY OF JAPAN, LIMITED

By: /s/ Victor Viegas                  By: /s/ Tokio Nohara
    -------------------------              --------------------------
        (Signature)                            (Signature)

Name: Victor Viegas                    Name: Tokio Nohara
     ------------------------               -------------------------
        (Print)                                (Print)

Name: CFO                              Name: Associate Director
     ------------------------               -------------------------
        (Print)                                (Print)
                                               General Manager of
                                               Intellectual Property Dept.


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